Exhibit 99.1

Worldwide Headquarters	Steven Brazones
1200 Willow Lake Boulevard	Investor Relations Contact
St. Paul, Minnesota 55110-5101	651-236-5158

NEWS	For Immediate Release	June 22, 2010

H.B. Fuller Reports Second Quarter 2010 Results

Adjusted Diluted EPS1 $0.39;

Net Revenue Up 16 Percent Year-Over-Year to $348 Million

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the second quarter that ended May 29, 2010.

Second Quarter 2010 Highlights Included:

•	Net revenue totaled $347.9 million, up 16 percent year-over-year and 12 percent sequentially;

•	Investments for growth continued to create momentum within the organization, helping to drive volume growth of 13.7 percent and organic growth of 13.0 percent year-over-year;

•	Asia Pacific and EIMEA achieved exceptional sales growth, as both segments increased organic sales by 18 percent year-over-year;

•	Construction Products in North America grew organic sales 18.6 percent year-over-year as a result of new business wins and expanded customer relationships;

•	Adjusted gross margin[2] remained at historically high levels, 29.6 percent in the second quarter and 30.5 percent in the first half;

•	Adjusted diluted EPS[1] grew to $0.39, an increase of more than 8 percent year-over-year;

•	The growth and profitability profile of EIMEA was enhanced by exiting the polysulfide-based insulating glass product line in Europe.

Second Quarter 2010 Results:

Net income for the second quarter of 2010 was $11.0 million, or $0.22 per diluted share, versus $17.6 million, or $0.36 per diluted share, in last year’s second quarter. Net Income for the second quarter of 2010 includes exit costs and non-cash impairment charges associated with the exit of the Company’s polysulfide insulating glass sealant product line in Europe. Exit costs after-tax totaled $1.7 million ($0.03 per diluted share) and non-cash impairment charges after-tax were $6.7 million ($0.14 per diluted share). After adjusting for these charges, second quarter 2010 net income was $19.5 million, or $0.391 per diluted share.

Net revenue for the second quarter of 2010 was $347.9 million, up 16.3 percent versus the second quarter of 2009. Higher volume, favorable foreign currency translation, and acquisitions positively impacted net revenue growth by 13.7, 2.7, and 0.6 percentage points, respectively. Lower average selling prices reduced net revenue growth by 0.7 percentage points. Organic sales grew by 13.0 percent year-over-year. Adjusted gross margin2 of 29.6 percent was down only 30 basis points versus the second quarter of 2009 despite rising raw material costs. SG&A spending increased year-over-year to $74.5 million on an adjusted basis3. The significant increase in spending year-over-year is primarily related to additional investments to generate long-term growth by augmenting customer facing resources.

On a sequential basis, net revenue increased 12.4 percent compared to the first quarter of 2010. The increase was driven by improved end-market conditions, new customer wins, and normal seasonal factors. Gross margin contracted due to higher raw material cost inflation and a corresponding short-term lag in pricing actions. SG&A expense continued to increase versus the first quarter as additional talent and training investments were made. However, as a percentage of net revenue, SG&A expense began to decrease as spend was leveraged over a much larger revenue base in the second quarter.

“We are very pleased with our performance in the second quarter and the progress we are making in improving our growth profile. In the second quarter, our organic sales trend continued to strengthen and organic sales expanded twice as fast as in the previous quarter,” said Michele Volpi, H.B. Fuller president and chief executive officer. “H.B. Fuller has not achieved this level of growth in a very long time. After several years of declines in organic sales, we are pleased to be on the path towards generating consistent positive organic growth.”

Segment Perspective:

Each operating segment produced strong net revenue growth in the second quarter and every segment, except Latin America, achieved double-digit organic growth. The strong sales performance was driven primarily by improved economic conditions, which resulted in higher volumes from existing customers, and new business gained. Profitability for most segments eased slightly year-over-year as a result of higher raw material costs and incremental investments in talent to drive growth and innovation.

In North America, net revenue grew by 11.7 percent year-over-year with Adhesives up 9.7 percent and Construction Products, formerly known as Specialty Construction, up 18.6 percent. Nearly all of the growth for the segment was organic. Improved end-market demand, new customer wins, and expanded customer share in construction-related markets led to the strong growth in net revenue.

In EIMEA (Europe, India, Middle East, Africa), net revenue was up 22.2 percent year-over-year and organic sales expanded 18.2 percent. Sales were higher throughout the region. Europe benefited from new wins with customers and restocking actions. India, Middle East, and Africa continued to benefit from strong underlying market growth, but also benefited from meaningful new business gained.

In Latin America, net revenue grew by 8.3 percent year-over-year with Adhesives up 18.4 percent and Paints down 3.0 percent. Adhesives continued to gain business with new and existing customers, while Paints continued to be negatively impacted by the significant slowdown in construction related activity in Central America.

The Asia Pacific segment continued to post very strong revenue growth in the second quarter. Net revenue grew nearly 35 percent versus last year and organic sales increased 18 percent. Organic growth was broad-based and primarily driven by new business and the recovery in economic activity in the region.

Balance Sheet and Cash Flow:

At the end of the second quarter of 2010 the Company had cash totaling $161 million and total debt of $292 million. This compares to first quarter levels of $149 million and $279 million, respectively. As a result, net debt remained flat sequentially. Cash flow from operations was $15 million in the second quarter, down approximately $40 million year-over-year. The decline in cash flow stems almost entirely from higher working capital requirements resulting from the significant increase in net revenue. Conversely, in the second quarter of 2009, working capital was being liquidated as net revenue declined.

Year-To-Date:

Net Income for the first half of 2010 was $30.0 million, or $0.60 per diluted share, versus $23.7 million, or $0.48 per diluted share, in the first half of last year. Net income for first half of 2010 includes after-tax exit costs and non-cash impairment charges associated with the exiting of the Company’s polysulfide insulating glass sealant product line in Europe. Exit costs after-tax totaled $1.7 million ($0.03 per diluted share) and non-cash impairment charges after-tax were $6.7 million ($0.14 per diluted share). After adjusting for these charges, first half 2010 net income was $38.4 million, or $0.771 per diluted share. Net Income for the first half of 2009 included an after-tax non-cash “true-up” for the estimated goodwill impairment charge taken at the end of fiscal year 2008 of $0.5 million, or $0.01 per diluted share. After adjusting for the non-cash “true-up”, first half 2009 net income was $24.2 million, or $0.491 per diluted share.

Net revenue for the first half of 2010 was $657.4 million, up 13.8 percent versus the first half of 2009. Higher volume, favorable foreign currency translation, and acquisitions positively impacted net revenue growth by 10.9, 3.5, and 0.6 percentage points, respectively. Lower average selling prices reduced net revenue growth by 1.2 percentage points. Organic sales increased by 9.7 percent year-over-year in the first half of 2010.

Fiscal 2010 Outlook:

“For the balance of the year, we remain confident. Our transformation towards becoming a profitable, growing company is well underway and we expect to maintain the momentum we have achieved. As a result, we now expect net revenue to grow between 10 and 12 percent for the full-year. While the weakening Euro will create some headwinds for us in the second half of the year, stronger than anticipated organic growth is expected to more than offset it. This outlook includes the impact we expect from both the acquisition of Revertex Finewaters and the exiting of our polysulfide insulating glass product line in Europe.

“For the full-year we currently expect raw material costs to increase about 8 percent year-over-year, a little more than we were previously anticipating. Pricing actions were taken in the second quarter and more are currently underway. As these actions catch up with raw material costs, we expect to see gross margin improve sequentially in the second half of the year.”

Expectations for fiscal year 2010 include:

•	Net revenue up 10 to 12 percent from last year (revised guidance);

•	Raw material costs up about 8 percent from last year (revised guidance);

•	Capital expenditures of approximately $25 - $30 million (revised guidance);

•	Effective tax rate, excluding discrete items, of approximately 34 percent for the second half of the year (no change from previous guidance).

Conference Call:

The Company will host an investor conference call to discuss second quarter 2010 results on Wednesday, June 23, 2010 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on our website.

Regulation G:

The information presented in this earnings release regarding adjusted earnings per share, operating income, operating margin, adjusted gross margin, adjusted SG&A expense, and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. The Company has included this non-GAAP information to assist in understanding the operating performance of the Company and our operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2009 net revenue of $1.235 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of March 21, 2010 and 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended May 29, 2010	13 Weeks Ended May 30, 2009
Net revenue	$347,908	$299,193
Cost of sales	(246,800)	(209,785)

Gross profit	101,108	89,408

Selling, general and administrative expenses	(75,292)	(61,516)
Asset impairment charges	(8,785)	—
Other income (expense), net	1,340	(1,293)
Interest expense	(3,043)	(2,188)

Income before income taxes and income from equity investments	15,328	24,411

Income taxes	(6,022)	(8,054)

Income from equity investments	1,717	1,106

Net income including non-controlling interests	11,023	17,463

Net (income) loss attributable to non-controlling interests	(12)	95

Net income attributable to H.B. Fuller	$11,011	$17,558

Basic income per common share attributable to H.B. Fuller	$0.23	$0.36

Diluted income per common share attributable to H.B. Fuller	$0.22	$0.36

Weighted-average common shares outstanding:
Basic	48,572	48,305
Diluted	49,613	48,927

Dividends declared per common share	$0.0700	$0.0680

Selected Balance Sheet Information (subject to change prior to filing of the Company's Quarterly Report on Form 10-Q)

	May 29, 2010	November 28, 2009	May 30, 2009
Cash & cash equivalents	$161,088	$100,154	$116,104
Inventories	129,979	116,907	117,816
Trade accounts receivable, net	203,920	203,898	186,851
Trade payables	117,486	109,165	86,959
Total assets	1,131,942	1,100,445	1,091,896
Total debt	292,396	214,028	233,020

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement (unaudited)

	13 Weeks Ended May 29, 2010	13 Weeks Ended May 30, 2009
Net revenue	100.0%	100.0%
Cost of sales	(70.9%)	(70.1%)

Gross profit	29.1%	29.9%

Selling, general and administrative expenses	(21.6%)	(20.6%)
Asset impairment charges	(2.5%)	0.0%
Other income (expense), net	0.4%	(0.4%)
Interest expense	(0.9%)	(0.7%)

Income before income taxes and income from equity investments	4.4%	8.2%

Income taxes	(1.7%)	(2.7%)

Income from equity investments	0.5%	0.4%

Net income including non-controlling interests	3.2%	5.8%

Net (income) loss attributable to non-controlling interests	(0.0%)	0.0%

Net income attributable to H.B. Fuller	3.2%	5.9%

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended May 29, 2010	26 Weeks Ended May 30, 2009
Net revenue	$657,350	$577,757
Cost of sales	(458,563)	(413,350)

Gross profit	198,787	164,407

Selling, general and administrative expenses	(146,740)	(124,122)
Asset impairment charges	(8,785)	(790)
Other income (expense), net	1,277	(2,345)
Interest expense	(4,991)	(4,586)

Income before income taxes and income from equity investments	39,548	32,564

Income taxes	(13,081)	(11,062)

Income from equity investments	3,532	2,067

Net income including non-controlling interests	$29,999	$23,569

Net (income) loss attributable to non-controlling interests	(36)	105

Net income attributable to H.B. Fuller	$29,963	$23,674

Basic income per common share attributable to H.B. Fuller	$0.62	$0.49

Diluted income per common share attributable to H.B. Fuller	$0.60	$0.48

Weighted-average common shares outstanding:
Basic	48,531	48,297
Diluted	49,554	48,926

Dividends declared per common share	$0.1380	$0.1340

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement (unaudited)

	26 Weeks Ended May 29, 2010	26 Weeks Ended May 30, 2009
Net revenue	100.0%	100.0%
Cost of sales	(69.8%)	(71.5%)

Gross profit	30.2%	28.5%

Selling, general and administrative expenses	(22.3%)	(21.5%)
Asset impairment charges	(1.3%)	(0.1%)
Other income (expense), net	0.2%	(0.4%)
Interest expense	(0.8%)	(0.8%)

Income before income taxes and income from equity investments	6.0%	5.6%

Income taxes	(2.0%)	(1.9%)

Income from equity investments	0.5%	0.4%

Net income including non-controlling interests	4.6%	4.1%

Net (income) loss attributable to non-controlling interests	(0.0%)	0.0%

Net income attributable to H.B. Fuller	4.6%	4.1%

H.B. FULLER COMPANY AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended May 29, 2010	13 Weeks Ended May 30, 2009
Net Revenue:
North America	$151,102	$135,294
EIMEA	104,568	85,550
Latin America	54,738	50,524
Asia Pacific	37,500	27,825

Total H.B. Fuller	$347,908	$299,193

Operating Income[5]:
North America	$18,843	$20,107
EIMEA	3,294	6,313
Latin America	2,258	1,970
Asia Pacific	1,421	(498)

Total H.B. Fuller	$25,816	$27,892

Depreciation Expense:
North America	$3,419	$4,027
EIMEA	2,349	2,278
Latin America	1,022	1,189
Asia Pacific	580	494

Total H.B. Fuller	$7,370	$7,988

Amortization Expense:
North America	$2,144	$2,246
EIMEA	556	582
Latin America	72	100
Asia Pacific	41	55

Total H.B. Fuller	$2,813	$2,983

EBITDA[4]:
North America	$24,406	$26,380
EIMEA	6,199	9,173
Latin America	3,352	3,259
Asia Pacific	2,042	51

Total H.B. Fuller	$35,999	$38,863

Operating Margin[6]:
North America	12.5%	14.9%
EIMEA	3.2%	7.4%
Latin America	4.1%	3.9%
Asia Pacific	3.8%	(1.8%)

Total H.B. Fuller	7.4%	9.3%

EBITDA Margin[4]:
North America	16.2%	19.5%
EIMEA	5.9%	10.7%
Latin America	6.1%	6.5%
Asia Pacific	5.4%	0.2%

Total H.B. Fuller	10.3%	13.0%

Net Revenue Growth:
North America	11.7%
EIMEA	22.2%
Latin America	8.3%
Asia Pacific	34.8%

Total H.B. Fuller	16.3%

H.B. FULLER COMPANY AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	26 Weeks Ended May 29, 2010	26 Weeks Ended May 30, 2009
Net Revenue:
North America	$278,169	$254,467
EIMEA	198,586	164,459
Latin America	110,032	105,867
Asia Pacific	70,563	52,964

Total H.B. Fuller	$657,350	$577,757

Operating Income[5]:
North America	$36,046	$29,879
EIMEA	7,404	8,197
Latin America	5,110	2,834
Asia Pacific	3,487	(625)

Total H.B. Fuller	$52,047	$40,285

Depreciation Expense:
North America	$6,841	$8,116
EIMEA	4,772	4,734
Latin America	2,044	2,381
Asia Pacific	1,153	1,019

Total H.B. Fuller	$14,810	$16,250

Amortization Expense:
North America	$4,371	$4,484
EIMEA	1,171	1,132
Latin America	179	200
Asia Pacific	103	110

Total H.B. Fuller	$5,824	$5,926

EBITDA[4]:
North America	$47,258	$42,479
EIMEA	13,347	14,063
Latin America	7,333	5,415
Asia Pacific	4,743	504

Total H.B. Fuller	$72,681	$62,461

Operating Margin[6]:
North America	13.0%	11.7%
EIMEA	3.7%	5.0%
Latin America	4.6%	2.7%
Asia Pacific	4.9%	(1.2%)

Total H.B. Fuller	7.9%	7.0%

EBITDA Margin[4]:
North America	17.0%	16.7%
EIMEA	6.7%	8.6%
Latin America	6.7%	5.1%
Asia Pacific	6.7%	1.0%

Total H.B. Fuller	11.1%	10.8%

Net Revenue Growth:
North America	9.3%
EIMEA	20.8%
Latin America	3.9%
Asia Pacific	33.2%

Total H.B. Fuller	13.8%

H.B. FULLER COMPANY AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(unaudited)

13 Weeks Ended May 29, 2010

	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	0.2%	(2.5%)	1.4%	(3.3%)	(0.7%)
Volume	10.3%	20.7%	6.9%	21.4%	13.7%

Organic Growth	10.5%	18.2%	8.3%	18.0%	13.0%
F/X	1.2%	2.1%	0.0%	16.7%	2.7%
Acquisition	0.0%	2.0%	0.0%	0.0%	0.6%

	11.7%	22.2%	8.3%	34.8%	16.3%

26 Weeks Ended May 29, 2010
	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	(0.6%)	(3.3%)	1.0%	(2.2%)	(1.2%)
Volume	8.8%	16.7%	2.9%	18.9%	10.9%

Organic Growth	8.2%	13.4%	3.9%	16.6%	9.7%
F/X	1.1%	5.3%	0.0%	16.6%	3.5%
Acquisition	0.0%	2.1%	0.0%	0.0%	0.6%

	9.3%	20.8%	3.9%	33.2%	13.8%

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended May 29, 2010	Product Line Exit Adjustments	Adjusted 13 Weeks Ended May 29, 2010
Net revenue	$347,908	$—	$347,908
Cost of sales	(246,800)	(1,831)	(244,969)

Gross profit	101,108	(1,831)	102,939

Selling, general and administrative expenses	(75,292)	(752)	(74,540)
Asset impairment charges	(8,785)	(8,785)	—
Other income (expense), net	1,340	—	1,340
Interest expense	(3,043)	—	(3,043)

Income before income taxes and income from equity investments	15,328	(11,368)	26,696

Income taxes	(6,022)	2,928	(8,950)

Income from equity investments	1,717	—	1,717

Net income including non-controlling interests	$11,023	$(8,440)	$19,463

Net (income) loss attributable to non-controlling interests	(12)	—	(12)

Net income attributable to H.B. Fuller	$11,011	$(8,440)	$19,451

Basic income per common share attributable to H.B. Fuller	$0.23	$(0.17)	$0.40

Diluted income per common share attributable to H.B. Fuller	$0.22	$(0.17)	$0.39

Weighted-average H.B. Fuller common shares outstanding:
Basic	48,572	48,572	48,572
Diluted	49,613	49,613	49,613

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended May 30, 2009	Impairment Adjustments	Adjusted 26 Weeks Ended May 30, 2009
Net revenue	$577,757	$—	$577,757
Cost of sales	(413,350)	—	(413,350)

Gross profit	164,407	—	164,407

Selling, general and administrative expenses	(124,122)	—	(124,122)
Asset impairment charges	(790)	(790)	—
Other income (expense), net	(2,345)	—	(2,345)
Interest expense	(4,586)	—	(4,586)

Income before income taxes and income from equity investments	32,564	(790)	33,354

Income taxes	(11,062)	294	(11,356)

Income from equity investments	2,067	—	2,067

Net income including non-controlling interests	$23,569	$(496)	$24,065

Net (income) loss attributable to non-controlling interests	105	—	105

Net income attributable to H.B. Fuller	$23,674	$(496)	$24,170

Basic income per common share attributable to H.B. Fuller	$0.49	$(0.01)	$0.50

Diluted income per common share attributable to H.B. Fuller	$0.48	$(0.01)	$0.49

Weighted-average common shares outstanding:
Basic	48,297	48,297	48,297
Diluted	48,926	48,926	48,926

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended May 29, 2010	Product Line Exit Adjustments	Adjusted 26 Weeks Ended May 29, 2010
Net revenue	$657,350	$—	$657,350
Cost of sales	(458,563)	(1,831)	(456,732)

Gross profit	198,787	(1,831)	200,618

Selling, general and administrative expenses	(146,740)	(752)	(145,988)
Asset impairment charges	(8,785)	(8,785)	—
Other income (expense), net	1,277	—	1,277
Interest expense	(4,991)	—	(4,991)

Income before income taxes and income from equity investments	39,548	(11,368)	50,916

Income taxes	(13,081)	2,928	(16,009)

Income from equity investments	3,532	—	3,532

Net income including non-controlling interests	$29,999	$(8,440)	$38,439

Net (income) loss attributable to non-controlling interests	(36)	—	(36)

Net income attributable to H.B. Fuller	$29,963	$(8,440)	$38,403

Basic income per common share attributable to H.B. Fuller	$0.62	$(0.17)	$0.79

Diluted income per common share attributable to H.B. Fuller	$0.60	$(0.17)	$0.77

Weighted-average H.B. Fuller common shares outstanding:
Basic	48,531	48,531	48,531
Diluted	49,554	49,554	49,554

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands (unaudited)

	13 Weeks Ended May 29, 2010	13 Weeks Ended May 30, 2009
Net revenue	347,908	299,193
Cost of sales	246,800	209,785

Gross profit	101,108	89,408

Selling, general and administrative expenses	75,292	61,516

Operating Income[6]	25,816	27,892
Depreciation expense	7,370	7,988
Amortization expense	2,813	2,983

EBITDA[4]	35,999	38,863

EBITDA margin[4]	10.3%	13.0%

	26 Weeks Ended May 29, 2010	26 Weeks Ended May 30, 2009
Net revenue	657,350	577,757
Cost of sales	458,563	413,350

Gross profit	198,787	164,407

Selling, general and administrative expenses	146,740	124,122

Operating Income[6]	52,047	40,285
Depreciation expense	14,810	16,250
Amortization expense	5,824	5,926

EBITDA[4]	72,681	62,461

EBITDA margin[4]	11.1%	10.8%

[1]

Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure. First quarter 2009 excludes an after-tax “true-up” for the estimated goodwill impairment charge taken at the end of 2008 of $0.5 million ($0.01 per diluted share). Second quarter 2010 excludes after-tax exit costs and non-cash impairment charges associated with the exit of the Company’s European polysulfide-based insulating glass product line of $1.7 million ($0.03 per diluted share) and $6.7 million ($0.14 per diluted share) respectively. A full reconciliation is provided in the tables above.

[2]

Adjusted gross margin is a non-GAAP financial measure. Second quarter 2010 excludes pre-tax exit costs and non-cash impairment charges associated with the exit of the Company’s European polysulfide-based insulating glass product line of $1.2 million and $0.6 million respectively.

[3]

Adjusted Selling, General, and Administrative (SG&A) expense is a non-GAAP financial measure. Second quarter 2010 excludes pre-tax exit costs of $0.8 million associated with the exit of the Company’s European polysulfide-based insulating glass product line.

[4]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense. On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net revenue.

[5]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments.
[6]

Operating Income is a non-GAAP financial measure defined on a consolidated basis as gross profit less SG&A expense. Operating margin is a non-GAAP financial measure defined as gross profit, less SG&A expense, divided by net revenue.